EXHIBIT 99.1


Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports unaudited financial results for Second Quarter (2Q) 2003 that are consistent with achieving its previous projection for calendar year 2003 earnings per share
(eps) of $1.55.

In the second calendar quarter of 2003 (2Q 2003), UTMD's earnings per share
(eps) increased 14% to $.38, compared to $.33 in 2Q 2002. Eps for the first six months of 2003 (1H 2003) were $.75 compared to 1H 2002 eps of $.65, a 15% increase in year-to-date eps. Eps for the most recent four calendar quarters
(LTM) were $1.46. LTM eps at the end of 2Q 2002 were $1.23. UTMD concluded its twenty-second consecutive quarter of higher eps compared to the same quarter in the prior year, during which 5 1/2 year time span eps have grown at a compounded rate of 21% per year.

Consolidated worldwide sales were up 1% for 2Q 2003, and 2% for 1H 2003. The growth in sales was led by international sales, which were up 6% for 2Q 2003 and 12% for 1H 2003. UTMD achieved gross profit margins of 59.0% and 58.4% for the 2Q and 1H 2003 periods which were more than one percentage point higher than gross margins for the same periods in 2002. 2Q and 1H 2002 gross profit margins were 57.6% and 57.3% respectively. UTMD continued to achieve outstanding operating profit margins of 39.6% and 39.5% for the 2Q and 1H 2003 periods, respectively. Operating margins for the same periods in 2002 were 38.3% and 37.9% respectively. Operating income dollars increased 4% in 2Q 2003 compared with 2Q 2002, and increased 6% for 1H 2003 compared with 1H 2002.

UTMD's earnings before interest and income tax expenses and before non-cash depreciation/ amortization expenses (EBITDA), were $3,062,000 and $6,140,000 in 2Q and 1H 2003, compared to $3,047,000 and $6,005,000 in 2Q and 1H 2002, respectively. LTM EBITDA were $12,339,000. LTM EBITDA were 45% of sales, representing excellent operating performance.

UTMD previously projected it would eliminate its bank debt in the 3Q 2003. Because of increases in inventories, the Company now projects it will eliminate the debt early in 4Q 2003.

Financial ratios as of June 30, 2003 which may be of interest to investors include UTMD's
   1) Current Ratio = 4.5
   2) Days in Receivables (based on 2Q sales activity) = 44.6
   3) Average Inventory Turns (based on 2Q CGS) = 3.0
   4) Year-to-Date ROE = 40.8%
These ratios meet or exceed management targets except for inventory turns. The company expects to steadily improve inventory turns during the remainder of 2003.


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In response to shareholder requests for an update, UTMD continues to expect a decision by the U.S. Circuit Court of Appeals during this calendar year resolving the Tyco appeal of the September 2002 Federal District Court judgment awarding UTMD approximately $23 million in damages and accrued interest for patent infringement. Although the outcome of that decision is not predictable, UTMD remains confident in the merit of its position.

Investors are cautioned that this press release contains forward looking statements and that actual results may differ from those projected. Risk factors that could cause results to differ materially from those projected include GPOs limiting market access to potential customers, clinical acceptance of new and/or competitive products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 10-Q for the second quarter will be filed with the SEC by August 15, and will be available for direct access on the Internet for shareholders by linking through UTMD's website www.utahmed.com.

Utah Medical Products, Inc., with particular interest in healthcare for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care- providers.





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                                        Utah Medical Products, Inc.

INCOME STATEMENTS
(in thousands except per share data - unaudited)

Second Quarter ended June 30

                                                    Percent Change             2Q 2003            2Q 2002
                                                    --------------            ---------          --------
Net Sales                                                    +0.6%             $  6,840           $  6,800
Gross Profit                                                 +3.0%                4,033              3,917
Operating Income                                             +4.2%                2,712              2,602
Income Before Tax                                            +2.5%                2,797              2,728
Net Income                                                   +2.9%             $  1,837           $  1,785
Diluted Earnings Per Share                                  +14.0%             $   .379           $   .333
Shares Outstanding (diluted)                                                      4,848              5,367

Six Months ended June 30

                                                    Percent Change             1H 2003            1H 2002
                                                    --------------            ---------          --------
Net Sales                                                    +1.6%             $ 13,717           $ 13,505
Gross Profit                                                 +3.6%                8,011              7,733
Operating Income                                             +5.9%                5,424              5,124
Income Before Tax                                            +4.2%                5,589              5,362
Net Income                                                   +3.7%             $  3,625           $  3,497
Diluted Earnings Per Share                                  +15.1%             $   .750           $   .652
Shares Outstanding (diluted)                                                      4,833              5,367


BALANCE SHEETS
(in thousands)

                                                  (unaudited)              (audited)        (unaudited)
                                                     June 30,           December 31,           June 30,
                                                     --------           ------------           --------
                                                         2003                   2002               2002
                                                         ----                   ----               ----
Assets
         Accounts Receivable, net                    $  3,387              $   3,093          $   3,458
         Inventories                                    3,862                  3,478              3,351
         Other Current Assets                           1,145                  1,186              1,563
                                                        -----                  -----              -----
    Total Current Assets                                8,394                  7,757              8,372
  Property and Equipment - net                          8,927                  8,890              8,990
  Intangible Assets - net                               6,701                  6,740              6,779
                                                        -----                  -----              -----
Total Assets                                         $ 24,022              $  23,387          $  24,141
Liabilities and Stockholders' Equity
  Total Current Liabilities                          $  1,850              $   2,319          $   2,145
  Note Payable                                          1,867                  4,956                  -
  Deferred Income Taxes                                   383                    390                200
  Stockholders' Equity                                 19,922                 15,722             21,796
                                                       ------                 ------             ------
Total Liabilities and Stockholders' Equity           $ 24,022               $ 23,387           $ 24,141

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